Zanett to Voluntarily Delist from NASDAQ; Management Cites Material Facts & Exchange Notices

NEW YORK, Sept. 28, 2011 /PRNewswire/ -- Zanett, Inc. (NASDAQ: ZANE) (the "Company"), a leading consulting firm specializing in business processes and information technology, today announced it has decided to voluntarily delist from The NASDAQ Stock Market ("NASDAQ").

Voluntary delistment

Pursuant to NASDAQ Listing Rule 5840(j), Zanett, Inc. (NASDAQ: ZANE) has elected to voluntarily delist its shares of common stock from NASDAQ.

Material facts relating to voluntary delistment

Recently, and after much discussion and deliberation, the Board of Directors unanimously approved a resolution authorizing Zanett to voluntarily delist from NASDAQ. Material facts related to this important decision include the size of Company revenues, the increasing number of complex rules and regulations designed for large corporations, but enacted on small companies nonetheless, the person-hours related to the compliance with such rules and regulations, the large and constantly increasing annual costs related to such accounting, legal, and compliance related issues, and the large amount of Management mental capital related to public company compliance and requirements.

NASDAQ letters and notices to Zanett

On or about July 6, 2011, Zanett received a letter from NASDAQ notifying the Company that the bid price per share for the Company's common stock has closed below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, the Company no longer meets The NASDAQ Capital Market's minimum bid price requirement for continued listing set forth in Marketplace Rule 5550(a)(2). At the time of the receipt of the letter, no breach of any other listing requirement was listed in the letter. Pursuant to Marketplace Rule 5810(c)(3)(A), the Company had 180 calendar days, or until January 3, 2012, to regain compliance with the rule. To regain compliance with the minimum bid price requirement, the closing bid price of the Company's common stock must close above $1.00 for a minimum of ten consecutive trading days. Furthermore, the letter also states that in certain circumstances, the NASDAQ staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days. The 180-day compliance period relates exclusively to the Company's bid price deficiency. The Company may be delisted during the 180-day period for failure to maintain compliance with any other listing requirement which occurs during this period.

On or about August 22, 2011, Zanett received a non-compliance notice from NASDAQ stating that the company was not in compliance with NASDAQ Listing Rule 5250(c)(1) because the company has not timely filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. The NASDAQ letter stated that the company has until October 16, 2011, to submit a plan to regain compliance. The Company's current intention is to endeavour to comply with such request for eventual filing of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011.

Alternate exchange

Zanett's management current intention is to endeavour to register the Company common stock on an alternate exchange, if available and cost effective.

About Zanett, Inc.

Zanett is a leading business process outsourcing (BPO), IT enabled services (ITES), and information technology (IT) consulting firm serving Fortune 500 corporations and mid-market organizations in Healthcare, Life Sciences, Manufacturing & Distribution, Retail, Gaming & Hospitality, and State & Local Government.

Zanett helps organizations align business objectives with outsourced technology-enabled services to create Real Enterprise Value. We offer solutions ranging from business consulting as well as custom business solutions that integrate and implement Oracle's full suite of product offerings Oracle, JD Edwards, PeopleSoft, Seibel, including infrastructure technology and managed services together with associated Oracle Fusion technologies. Zanett employs over 223 professionals in North America and Asia with offices in Atlanta, Boston, Cincinnati, Indianapolis, Jacksonville, New York City, North Palm Beach, and Manila. For more information please visit http://www.zanett.com.

Trademarks and disclaimer statements

Oracle and Java are registered trademarks of Oracle and/or its affiliates.

Certain statements in this news release regarding projected results of operations, or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavour to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The aforementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with Oracle Corporation, and no implication is made whatsoever to suggest as such.

For more information please contact:
Dennis Harkins
Zanett, Inc.
212-583-0300